Exhibit 99.1

             Snap-on Announces Resignation of CEO, Dale F. Elliott, and the Election of Board Member, Jack D. Michaels, as Successor

     KENOSHA, Wis.--(BUSINESS WIRE)--Nov. 15, 2004--Snap-on Incorporated (NYSE:SNA), a global leader in tools, diagnostics and equipment, today announced the resignation of its chairman, president and chief executive officer, Dale F. Elliott, effective immediately. The company's Board of Directors has elected Jack D. Michaels, recently retired chairman and chief executive officer of HNI Corporation (NYSE:HNI) and a Snap-on director since 1998, to fill the position.

     "Dale has made considerable contributions to Snap-on and leaves the company with a strong balance sheet and cash flow," said Bruce Chelberg, a member of the company's Board of Directors. "As head of the company, he set the highest standards of integrity and commitment. The Board is grateful for Dale's many contributions during his nine years with the company."

     "Jack is a dynamic, aggressive leader with a deep reservoir of lean manufacturing and global experience, as well as a proven track record of improving operating efficiencies and driving growth," said Chelberg. "We're confident that he will do the same with Snap-on."

     During Michaels' 14-year tenure as CEO of HNI Corporation, the company experienced dramatic growth, more than tripling revenues while increasing profits by more than four times and earnings per share by more than five times. He achieved this performance during challenging economic conditions and in an intensely competitive marketplace. HNI Corporation, formerly HON Industries, is a leading manufacturer of office furniture and hearth products based in Iowa.

     "I'm very pleased to accept this position at Snap-on, well known for its quality and innovation," said Michaels. "Snap-on is an outstanding company with a great brand, a strong customer base, quality management team, a motivated dealer organization and dedicated employees. I look forward to leveraging these strengths and accelerating the pace of change in order to drive profitable growth and take Snap-on to the next level." Michaels cited as his near-term priorities the need to work with the organization to improve operating efficiencies, respond to customer needs and market changes more quickly and to correct performance issues in its commercial and industrial businesses.

     The company also said it expects to meet its previously announced outlook of full-year 2004 reported earnings to be in the range of $1.35 to $1.45 per diluted share, excluding severance costs to Elliott of approximately $0.04 per share.

     Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop
equipment,   tool  storage,   diagnostics   software  and  other  solutions  for
vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2+ billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 12,000 people worldwide.

     Important information about forward-looking statements

     Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "targets," "plans," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements. Snap-on or its representatives may also make similar forward-looking statements from time to time orally or in writing. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and that management believes such assumptions and estimates to be reasonable as of the date of this release. However, these statements are subject to risks, uncertainties or other factors, including some events that may not be within the control of the company, that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement.

     These risks and uncertainties include, without limit, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can continue to achieve savings from cost reduction, continuous improvement and other Operational Fitness initiatives; make improvements in supply chain efficiencies; and make effective improvements in machine maintenance, plant productivity and manufacturing line set-up and change-over practices; as well as uncertainties related to the company's capability to retain and attract dealers, effectively implement new programs, capture new business, introduce successful new products and other Profitable Growth initiatives; and its ability to withstand disruption arising from planned facility closures, or other labor interruptions. These risks also include uncertainties related to Snap-on's ability to withstand external negative factors including terrorist disruptions on business; potential changes in trade, monetary and fiscal policies, regulatory reporting requirements, laws and regulations, or other activities of governments or their agencies, including military actions and such aftermath that might occur; the impact on approximately ten percent of the dealer network and on the company's sales from hurricane activity in the Southern and Eastern coastal regions of the United States and the related impact of decreased sales on the operating income from financial services; and the absence of significant changes in the current competitive environment, inflation, interest rates, legal proceedings, and energy and raw material supply and pricing (including steel), supplier disruptions, currency fluctuations, or the material worsening of economic and political situations around the world, particularly in North America and Europe. In addition, investors should be aware that generally accepted accounting principles prescribe when a company should reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results, therefore, may appear to be volatile in certain accounting periods.

     These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Snap-on operates in a continually changing business environment and new factors emerge from time to time. Snap-on cannot predict such factors nor can it assess the impact, if any, of such factors on Snap-on's financial position or its results of operations. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release. Any opinions, estimates or forecasts regarding Snap-on performance made by analysts are theirs alone and do not represent the opinions, forecasts or predictions of Snap-on or its management, nor does Snap-on endorse or otherwise comment on such forecasts.

    CONTACT: for Snap-on Incorporated
             Richard Secor, 262/656-5561 (Media)
             William Pfund, 262/656-6488 (Investors)
             www.snapon.com